Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

CHASE CORPORATION FINALIZES TAX EXPENSE AND RELATED ITEMS FOR FISCAL 2015

Summary of changes resulting from the finalized amounts:

•	Decrease in income tax expense for the fourth quarter and fiscal year 2015 of $0.3 million
•	Increase in GAAP net income for the fourth quarter and fiscal year 2015 of $0.3 million
•	No changes to the Company’s Non-GAAP results (EBITDA and Adjusted EBITDA)

Bridgewater, MA – November 16, 2015 –  Chase Corporation (NYSE MKT: CCF) announced today that it has determined an adjustment to decrease the income tax provision from $4.47 million to $4.16 million for the quarter and from $15.13 million to $14.81 million for the year ended August 31, 2015, as compared to the preliminary income tax provision reported in the Company’s earnings release dated October 28, 2015 announcing its results for such periods (the “Original Earnings Release”), is required in order to properly state the financial position of the Company for those periods. The adjustment is the result of the Company finalizing its tax calculations for the fiscal year.

The reduction in tax expense results in final generally accepted accounting principles (“GAAP”) net income attributable to Chase Corporation for the quarter ended August 31, 2015 in the amount of $8.18 million or $0.87 per diluted share, and final audited GAAP net income attributable to Chase Corporation for the year ended August 31, 2015 in the amount of $26.32 million or $2.82 per diluted share. There is no change to the non-GAAP results included in the Original Earnings Release. The revised earnings release also reflects certain reclassifications made between costs of products and services sold and selling, general and administrative expenses.

The following includes the adjustments described above and replaces the Original Earnings Release.

CHASE CORPORATION ANNOUNCES FISCAL 2015 RESULTS

REVENUE OF $238.0 MILLION ● EARNINGS PER SHARE OF $2.82

APPROVES ANNUAL DIVIDEND OF $0.65 PER SHARE

Bridgewater, MA – October 28, 2015 – Chase Corporation (NYSE MKT: CCF) today reported revenue of

$64.91 million  for the quarter ended August 31, 2015.  This is an increase of $3.88 million or 6.4% compared to $61.03 million in the same quarter of last fiscal year.  Net income attributable to Chase Corporation of $8.18 million in the current quarter increased $1.17 million or 16.7%  from $7.01 million in the prior year period.  Earnings per diluted share of $0.87 in the fourth quarter of fiscal 2015 represented an increase of $0.12 compared to $0.75 per diluted share in fiscal 2014. Adjusted EBITDA in the current quarter increased $2.3 million, or 16.8%, to $16.0 million, compared to $13.7 million in the fourth quarter of last year.

For the fiscal year ended August 31, 2015, revenue increased $14.0 million or 6.3% to $238.0 million, compared to $224.0 million in the prior year.  Net income attributable to Chase Corporation decreased $0.31 million or 1.2%  to $26.32 million or $2.82 per diluted share in the  current fiscal year from $26.63 million or $2.86 per diluted share in fiscal 2014.  Included in the fiscal 2014 results was a gain, net of tax, totaling $3.71 million or $0.40 per share, related to the sale of the Company's Insulfab product line in October 2013. Adjusted EBITDA for the current year increased $8.7 million, or 18.6%, to $55.6 million compared to $46.9 million for fiscal 2014.

The Company also announced a cash dividend of $0.65 per share to shareholders of record on November 9, 2015 and payable on December 4, 2015.

Adam P. Chase, President and Chief Executive Officer, commented,

“We had a positive finish to our fiscal year driven primarily by the Construction Materials segment’s year-over-year performance.  It was nice to see a fourth quarter recovery in seasonal demand for both domestic pipeline maintenance coatings and bridge and highway waterproofing products after a slow start.  This provided a further boost to the strong Middle East project related demand experienced during the year.

“The Industrial Materials segment had mixed results.  Lower commodity prices are reducing overall demand for wire and cable materials with oil & gas and mining-related end-use applications most affected.  This was offset by consistent growth performance during the fiscal year from both electronic & industrial coatings and pulling & detection products. The specialty chemical intermediates acquisition provided a solid contribution to results in the second half of the year, continuing the progress with our M&A program.

“The organization continues to be focused on cost rationalization to improve operating income as demonstrated in this year’s performance.  Challenging macroeconomic conditions require continued emphasis on short and long-term cost reductions.

“We are pleased to increase the regular dividend 30% this year to $0.65 per share from $0.50 per share last fiscal year.  Last year’s $0.60 per share dividend included a $0.10 per share additional distribution for the sale of a non-strategic business on top of the $0.50 per share regular dividend on operating results.”

The following table summarizes the Company’s financial results for the three months and the years ended August 31, 2015 and 2014.

	For the Three Months Ended		For the Years Ended
	August 31,		August 31,
All figures in thousands, except per share figures	2015	2014	2015	2014
Revenue	$64,911	$61,033	$238,046	$224,006
Costs and Expenses
Costs of products and services sold	40,343	38,697	149,202	145,193
Selling, general and administrative expenses	11,755	11,752	46,015	42,640
Acquisition related costs	—	—	584	—
Operating income	12,813	10,584	42,245	36,173
Gain on sale of product line	—	—	—	5,706
Other income (expense), net	(475)	(283)	(1,019)	(1,389)
Income before income taxes	12,338	10,301	41,226	40,490
Income taxes	4,157	3,401	14,813	13,967
Net income	$8,181	$6,900	$26,413	$26,523
Net (income) loss attributable to non-controlling interest	—	112	(95)	108
Net income attributable to Chase Corporation	$8,181	$7,012	$26,318	$26,631
Net income per diluted share	$0.87	$0.75	$2.82	$2.86
Weighted average diluted shares outstanding	9,274	9,175	9,254	9,165
Reconciliation of net income to EBITDA and adjusted EBITDA
Net income attributable to Chase Corporation	$8,181	$7,012	$26,318	$26,631
Interest expense	253	277	1,063	1,143
Income taxes	4,157	3,401	14,813	13,967
Depreciation expense	1,572	1,413	5,810	5,692
Amortization expense	1,822	1,239	6,762	4,822
EBITDA	$15,985	$13,342	$54,766	$52,255
Acquisition related costs	—	—	584	—
Gain on sale of product line	—	—	—	(5,706)
Cost of sale of inventory step-up	—	—	65	—
Pension settlement costs	11	348	188	348
Adjusted EBITDA	$15,996	$13,690	$55,603	$46,897

As of August 31, 2015, the Company’s net working capital was approximately $80 million, including cash on hand of $43.8 million. The outstanding balance of the Company’s term debt was $51.8 million at fiscal year-end, and the Company’s $15 million line of credit is currently fully available.

Contact:
Paula Myers
Shareholder & Investor Relations Department
Phone: 508.819.4219
E-mail:investorrelations@chasecorp.com
Website:www.chasecorp.com

Chase Corporation, founded in 1946, is a leading manufacturer of protective materials for high reliability applications throughout the world.

The Company has used non-GAAP financial measures in this press release. EBITDA and Adjusted EBITDA are non-GAAP financial measures.  The Company believes that EBITDA and Adjusted EBITDA are useful performance measures as they are used by its executive management team and board of directors to measure operating performance, to allocate resources to enhance the financial performance of its business, to evaluate the effectiveness of its business strategies and to communicate with its board of directors and investors concerning its financial performance.  Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company's business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; the effectiveness of cost-reduction plans; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.